Second Step Conversion Offering – Community Meeting March 5, 2013 Issuer Free Writing Prospectus Dated March 5, 2013 Filed pursuant to Rule 433 Registration No. 333-185482

Charter Financial Corporation has filed a registration statement (including a Prospectus)
with the SEC for the offering to which this communication relates. Before you invest, you should read the Prospectus and other documents Charter Financial Corporation has filed with the SEC for more complete information about Charter Financial Corporation and this offering. You may get these documents for free by visiting EDGAR on the SEC
Web site at www.sec.gov. Alternatively, you may request a copy of the prospectus from
Stifel, Nicolaus & Company, Incorporated, or by calling the Stock Information Center at
1-(877) 821-5778.
The shares of common stock being offered by Charter Financial Corporation are not deposits or savings accounts, may lose value and are not insured or guaranteed by the
Federal Deposit Insurance Corporation or any other governmental agency.

Forward-Looking Statements

This presentation may contain certain forward-looking statements regarding our prospective performance and strategies within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. We intend such forward-looking statements to be covered by the Safe Harbor Provision for forward-
looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of said safe harbor provision. Forward-looking statements can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect” and words of similar meaning. These forward-
looking statements include, but are not limited to:
statements of our goals, intentions and expectations;
statements regarding our business plans, prospects, growth and operating strategies;
statements regarding the asset quality of our loan and investment portfolios; and
estimates of our risks and future costs and benefits.
These forward-looking statements are based on current beliefs and expectations of our management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.
The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:
general economic conditions, either nationally or in our market areas, that are worse than expected;
competition among depository and other financial institutions;
changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
adverse changes in the securities markets;
changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
our ability to enter new markets successfully and capitalize on growth opportunities;
our ability to successfully integrate acquired entities;
our incurring higher than expected loan charge-offs with respect to assets acquired in FDIC-assisted acquisitions;
changes in consumer spending, borrowing and savings habits;
changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and
changes in our organization, compensation and benefit plans.
Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. Readers are cautioned not to place undue reliance on the forward-looking statements contained herein, which speak only as of the date of this presentation. Except as required by applicable law or regulation, we do not undertake, and specifically disclaim any obligation to update any forward-looking statements that may be made from time to time by or on behalf of the Company. Please see “Risk Factors” beginning on page 19 of the Prospectus dated February 11, 2013.

Issuer:
Charter Financial Corporation
Listing / Ticker:
NASDAQ / “CHFN”
Offering Price Per Share:
$10.00
Exchange Ratio:
1.0015x – 1.3550x
Recent Stock Price (2/22/13):
$12.45
Shares Offered:
11,475,000 – 15,525,000
Gross Proceeds:
$114.8 million – $155.3 million
Pro Forma Market Capitalization:
$182.6 million – $247.0 million
Pro Forma Price / Tangible Book Value:
76.3% – 89.6%
Minimum Order
25 shares ($250)
Maximum Purchase Limitation:
300,000 shares ($3.0 million)
Sole Bookrunner:
Stifel Nicolaus Weisel
Expected Close / Pricing:
April 2013
Offering Terms

Current Structure
Structure Following the
Conversion & Offering
CharterBank
Old Charter Financial
(100% of the Common Stock)
CharterBank
Public Shareholders
(37.15% of the
Common Stock)
First Charter, MHC
(62.85% of the
Common Stock)
New Charter Financial
(100% of the Common Stock)
Public Shareholders
(100% of the Common Stock)
Overview of Corporate Structure

Ownership percentages are presented as of 9/30/2012.

Corporate Profile

Headquartered in West Point, Georgia
Founded in 1954 as First Federal Savings and
Loan Association
Growth by de novo branch and acquisition
Recent growth via three FDIC-assisted
acquisitions  (June ’09, March ’10, Sept ’11)
Approximately 290 FTE’s servicing over 44,000
checking accounts
13 offices along I-85 & I-20 GA/AL
footprint and 3 offices in NW Florida
December 31, 2012:
Total Assets: $1.03 Billion
Total Net Loans: $576 Million
Total Deposits: $806 Million
Total Capital: $144 Million

Overview of Management Team

Strong experienced management & board of directors
Conservative credit
Continuously profitable since before 1990
Good regulatory relations
M&A experience … 5 deals both assisted & unassisted
Top Executives
NAME POSITION
(Banking/CharterBank)
EXPERIENCE
Robert Lee Johnson Chairman & CEO 31/29
Lee Washam President, CharterBank 29/13
Curtis R. Kollar Senior VP & CFO 27/21

Market Share Opportunity
Charter has a significant opportunity to gain market share given the weakness and capital constraints of in-market competitors as well as benefit from bank failures where the winning bidder is an out-of-market institution
8
Atlanta-Sandy Springs-Marietta, GA MSA West Point Region - Troup & Chambers County
2012
Rank Institution
2012
Number
of
Branches
2012
Total
Deposits in
Market
($000)
2012
Total
Market
Share
(%)
2012
Rank Institution
2012
Number
of
Branches
2012
Total
Deposits in
Market
($000)
2012
Total
Market
Share
(%)
1 SunTrust Banks Inc. (GA) 188 31,988,278 27.01 1 Charter Financial Corp. (MHC) (GA) 6 284,710 22.43
2 Wells Fargo & Co. (CA) 203 22,376,279 18.89 2 Synovus Financial Corp. (GA) 4 225,914 17.80
3 Bank of America Corp. (NC) 145 20,435,708 17.25 3 Farmers & Merchants Bcshs Inc (AL) 2 100,208 7.90
4 BB&T Corp. (NC) 91 7,846,143 6.62 4 PNC Financial Services Group (PA) 5 96,582 7.61
5 Synovus Financial Corp. (GA) 45 3,891,603 3.29 5 LaGrange Banking Co. (GA) 2 95,917 7.56
6 Regions Financial Corp. (AL) 72 3,350,888 2.83 6 Capital City Bank Group Inc. (FL) 3 92,994 7.33
7 PNC Financial Services Group (PA) 69 2,395,613 2.02 7 Frontier National Corp. (AL) 2 80,691 6.36
8 United Community Banks Inc. (GA) 37 2,039,372 1.72 8 Bank of America Corp. (NC) 2 79,546 6.27
9 Fidelity Southern Corp. (GA) 29 1,965,490 1.66 9 Community Bankshares Inc. (GA) 3 72,848 5.74
38 Charter Financial Corp. (MHC) (GA) 5 235,888 0.20 10 BB&T Corp. (NC) 3 70,159 5.53
Total For Institutions In Market 1,345 118,450,382 Total For Institutions In Market 32 1,269,246
Auburn-Opelika, AL MSA Pensacola Region - Santa Rosa & Escambia County
2012
Rank Institution (ST)
2012
Number
of
Branches
2012
Total
Deposits in
Market
($000)
2012
Total
Market
Share
(%)
2012
Rank Institution (ST)
2012
Number
of
Branches
2012
Total
Deposits in
Market
($000)
2012
Total
Market
Share
(%)
1 Auburn National Bancorp. (AL) 7 603,267 28.66 1 Regions Financial Corp. (AL) 18 1,105,409 23.59
2 BBVA 3 287,038 13.64 2 Wells Fargo & Co. (CA) 10 540,383 11.53
3 Regions Financial Corp. (AL) 3 222,439 10.57 3 Synovus Financial Corp. (GA) 13 527,259 11.25
4 BancorpSouth Inc. (MS) 3 194,370 9.23 4 Bank of America Corp. (NC) 8 426,083 9.09
5 PNC Financial Services Group (PA) 4 149,403 7.10 5 Hancock Holding Co. (MS) 8 401,101 8.56
6 Wells Fargo & Co. (CA) 4 133,352 6.33 6 SunTrust Banks Inc. (GA) 8 303,272 6.47
7 Charter Financial Corp. (MHC) (GA) 3 124,207 5.90 7 BBVA 5 216,524 4.62
8 Keystone Bank (AL) 1 105,321 5.00 8 Beach Community Bancshares Inc (FL) 5 190,591 4.07
9 BB&T Corp. (NC) 3 100,225 4.76 9 Charter Financial Corp. (MHC) (GA) 3 185,486 3.96
10 Trustmark Corp. (MS) 2 56,863 2.70 10 Gulf Coast Community Bank (FL) 5 169,329 3.22
Total For Institutions In Market 40 2,105,124 Total For Institutions In Market 83 4,686,342
Source:  SNL Financial.  Data as of  June 30, 2012, pro forma for closed and pending transactions which have occurred subsequent to June 30.

Rationale for the Conversion

Eliminates the uncertainties of the mutual holding company structure including the difficulty of obtaining a waiver for dividends under current rules.
The stock holding company structure and incremental capital raised make Charter
Financial more attractive and facilitate future mergers and acquisitions.
Improves the liquidity of our shares of common stock.
Transitions us to a more familiar and flexible organizational structure.

213
50
26
0
20
40
60
80
100
120
140
160
180
200
220
$100M - $300M $300M - $500M $500M - $750M
Total Assets:
$36.7 Billion
Total Assets:
$19.2 Billion
Total Assets:
$15.4 Billion
Potential Unassisted Transactions
10
Potential Opportunity Asset Size Distribution
Within 250 Miles of Charter’s Headquarters
Source:  SNL Financial as of most recent quarter available. Excludes mutuals and MHCs.
Total # Institutions with:
Texas Ratio < 100% = 289
Total Assets = $71.3 Billion
Total Branches = 1,435

11
20

5
4
3
0
1
0
5
10
15
20
25
30
Under $100M $100M - $300M $300M - $500M $500M+
Georgia Southern Alabama & Northwest Florida
Pipeline of Potential FDIC Transactions in Our Markets
11
Total # Institutions with:
Texas Ratio > 100% = 55
Total Assets = $17.5 Billion
Total Branches = 334
Potential Opportunity Asset Size Distribution
Source:  SNL Financial as of most recent quarter available.

Financial Information

Fiscal 1
st
Quarter 2013 Results and Developments
13
Total Deposits
Tangible Common Equity/
Total Assets
Net Income
$2.3 million
EPS
$0.13
Loan Loss Reserves $8.38 million (Non-
covered)
Provision of $300K in the latest quarter brings
ALL / Non-covered loans to 1.92% and
ALL / Non-covered NPLs to 262.6%
Nonperforming Assets /
Assets
0.53%**
Asset quality superior to peers
13.39%
$806.1 million
Successfully growing core deposits and deposit
fees while also continuing to reduce the cost of
deposits
Core Deposits* $463.3 million
Retail Deposits
$775.4 million
* Core deposits consist of transaction accounts, money market accounts, and savings accounts.
** For non-covered assets.
ROAA
0.92%
Net Income improved due to lower credit costs
and non-interest expense
Pre-offering, well capitalized and continued
profitability despite difficult economic environment

Balance Sheet Highlights

[1] FDIC Acquisition of Neighborhood Community Bank.
[2] FDIC Acquisition of McIntosh Commercial Bank.
[3] FDIC Acquisition of First National Bank of Florida.
[4] Core deposits consist of transaction accounts, money market accounts, and savings accounts.
[5] Incremental capital raise of approximately $30 million (net).
(Dollars in $000's)
2009
[1]
2010
[2]
2011
[3]
2012 Q1 2013
Total Assets $936,880 $1,186,082 $1,171,710 $1,032,220 $1,034,074
Loans, net 552,550 599,370 655,029 593,904 575,638
Legacy 462,786 451,231 419,979 427,676 426,370
Covered 89,764 148,139 235,050 166,228 149,268
Securities 206,061 133,183 158,737 189,379 179,246
Total Liabilities $838,623 $1,052,746 $1,032,294 $889,699 $890,086
Retail Deposits 463,566 739,691 883,389 779,397 775,371
Core
[4]
216,902 313,170 447,176 456,292 463,345
Time 246,664 426,521 436,213 323,105 312,026
Total Borrowings 227,000 212,000 110,000 81,000 80,000
Total Equity $99,345
$136,876
[5]
$139,416 $142,521 $143,989

Relative Balance Sheet Strength
Performance Versus Banking Peers

Charter Financial Appraisal Public Banks
Corporation Peer Group Peer Group
Total Assets ($000s) $1,034,074 $1,301,462 $1,382,295
Tangible Common Equity/
Total Assets
13.39% 14.50% 8.74%
NPLs / Total Loans 0.73% 2.03% 1.83%
Reserves / Loans 1.92% 1.15% 1.70%
Reserves / NPAs 1.82x 0.71x 0.93x
MRQ ROAA 0.92% 0.87% 0.79%
Source:  SNL Financial.  Reflects available financial data as of most recent quarter.
Appraisal Peer Group comprised of  ESSA, FDEF, BANC, FXCB, FRNK, HBOS, HBCP, OABC, RCKB, UBNK and WFD, as provided by RP Financial.
Public Banks Peer group comprised of banks and thrifts with total assets between $800 million and $4 billion. Excludes merger targets.
*Nonperforming loans defined as nonaccrual loans plus loans 90 days past due and accruing. Excludes nonperforming assets covered by loss sharing agreement with FDIC.

Funding Mix

32.1%
Funding by Type
($ Million)
Average cost of deposits for the three
months ended December 31, 2012:
0.68%
Deposits by Type
Core Deposits – Transaction, Savings & Money Market Accounts
At December 31, 2012
Core Deposits Retail CD's Wholesale Funding

Loan Portfolio Mix – Total Loans

($ Million)
1-4 Family Commercial Real Estate Consumer & Other Real Estate Construction FDIC Covered[1] C & I
[1] Covered loans are presented net of non-accretable differences and allowance for covered loan losses and have not been reduced for accretable discounts and discounts on acquired performing loans.

Loans Outstanding at December 31, 2012

*Covered loans are presented net of non-accretable difference, as presented in the most recent 10-Q.
$0
$50
$100
$150
$200
$250
$300
$350
$400
Non Covered Loans FDIC Covered Loans*
$116
$377
$33
$22
$48
($ Million)
1-4 Family
Commercial Real Estate
Commercial
Consumer & Other
Real Estate Construction
FDIC Covered

Non-performing Loans / Total Loans*

Note:  The above chart displays information based on Charter’s fiscal year end, which is September 30.
*Total loans exclude non-covered loans.
At
2008 2009 2010 2011 2012 12/31/12
NPAs / Total Non-Covered Assets (%) 1.68% 2.16% 2.33% 1.99% 0.66% 0.53%
NCOs / Average Non-Covered Loans (%) 0.24% 0.71% 0.90% 0.48% 0.86% 0.10%
ALLL Non-Covered Loans / NPLs (x) 0.77x 0.71x 0.84x 0.80x 2.38x 2.63x
Allowance / Total Loans (%) 1.89% 1.98% 2.12% 2.19% 1.87% 1.92%
Appraisal Peer Group comprised of  ESSA, FDEF, BANC, FXCB, FRNK, HBOS, HBCP, OABC, RCKB, UBNK and WFD, as provided by RP Financial.
Public Banks Peer group comprised of banks and thrifts with total assets between $800 million and $4 billion. Excludes merger targets.

$0
$5
$10
$15
$20
$25
9/30/2008 9/30/2009 9/30/2010 9/30/2011 9/30/2012 12/31/2012
REO Non Accrual 90+ Days Delinquent and Accruing 30-89 Days Delinquent and Accruing
$13
$18
$21
$16
$6
$5
Asset Quality – Non-Covered

($ Million)

Loan Delinquency Overview

Loan Delinquency - Non Covered Loans as of December 31, 2012
Greater than Loans > 90
30-89 Days 90 Days Total Total Days
(Dollars in 000s) Past Due Past Due Past Due Current Loans Accruing
1-4 family residential real estate $2,258 $218 $2,476 $101,231 $103,707 $81
Commercial real estate 1,112 0 1,112 248,501 249,613 0
Commercial 175 0 175 17,645 17,820 0
Real estate construction 0 0 0 46,773 46,773 0
Consumer and other 173 14 187 17,711 17,898 0
Total $3,718 $232 $3,950 $431,861 $435,811 $81
Loan Delinquency - Covered Loans as of December 31, 2012
Greater than Loans > 90
30-89 Days 90 Days Total Total Days
(Dollars in 000s) Past Due Past Due Past Due Current Loans
[1]
Accruing
1-4 family residential real estate $686 $862 $1,548 $10,600 $12,148 $862
Commercial real estate 3,535 17,936 21,471 106,358 127,829 17,936
Commercial 391 2,291 2,682 12,077 14,759 2,291
Real estate construction - - - 1,431 1,431 -
Consumer and other 43 161 204 3,963 4,167 161
Total $4,655 $21,250 $25,905 $134,429 $160,334 $21,250
[1] Covered loan balances are net of non-accretable differences and allowance for covered loan losses and have not been reduced by $11,037 of accretable discounts and discounts on acquired performing loans.

Securities Portfolio 22 Reflects estimated fair value as of December 31, 2012. See footnotes to financial statements in the prospectus. Total Securities Available for Sale of $179 Million

Income Statement Highlights

Note:  The above chart displays information based on Charter’s fiscal year end, which is September 30.
(Dollars in $000s)
2009 2010 2011 2012
Net Interest Income $17,741 $27,201 $30,558 $37,512
Provision for Non Covered Loan Losses $4,550 $5,800 $1,700 $3,300
Provision for Covered Loan Losses $0 $420 $1,200 $1,202
Non-Interest Income $12,011 $17,510 $9,283 $12,915
Non-Interest Expense $22,581 $30,469 $33,942 $40,307
Income Tax Expense $306 $2,087 $694 $639
Net Income $2,315 $5,935 $2,305 $4,979

Consistent ROAA Growth

Note:  The above chart displays information based on Charter’s fiscal year end, which is September 30.
0.09%
0.17%
0.46%
0.57%
0.68%
0.92%
0.00%
0.20%
0.40%
0.60%
0.80%
1.00%
Q4 2011 Q1 2012 Q2 2012 Q3 2012 Q4 2012 Q1 2013
ROAA

Net Interest Margin Trends 25 Note: The above chart displays information based on Charter’s fiscal year end, which is September 30.

Net Operating Revenue
Net Interest Income + Noninterest Income

Note:  The above chart displays information based on Charter’s fiscal year end, which is September 30.
The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income.
($ Million)

$0
$5
$10
$15
$20
$25
$30
$35
$40
$45
FY 2008 FY 2009 FY 2010 FY 2011 FY 2012 Q1 2013
Annualized
Marketing
Professional Services
Occupancy
Other
Salaries and Benefits
$20.3
$22.6
$30.5
$33.9
$40.3
$33.3
23.6%
13.1%
56.2%
48.0%
21.7%
21.6%
46.4%
21.1%
21.5%
21.7%
22.8%
45.3%
44.5%
26.0%
20.5%
56.4%
14.0%
21.7%
Noninterest Expense

Note:  The above chart displays information based on Charter’s fiscal year end, which is September 30.
($ Million)

Offering Overview

Pro Forma Offering Summary
At or for the Year Ended September 30, 2012; Based upon the Sale at $10.00 per share

Minimum Midpoint Maximum
(Amounts in thousands, except per share amounts)
Shares Offered 11,475,000 13,500,000 15,525,000
Exchange Shares 6,781,928 7,978,739 9,175,550
Pro Forma Market Capitalization $182,569 $214,787 $247,005
Gross Proceeds of Stock Offering $114,750 $135,000 $155,250
Estimated Net Proceeds, As Adjusted $102,320 $120,549 $138,778
Exchange Ratio 1.0015x 1.1782x 1.3550x
Pro Forma Net Income $4,193 $4,054 $3,917
Pro Forma Income Per Share $0.24 $0.19 $0.16
Pro Forma Shareholders' Equity $244,765 $262,994 $281,223
Pro Forma Tangible Shareholders' Equity $239,159 $257,388 $275,617
Pro Forma Book Value Per Share $13.41 $12.24 $11.39
Pro Forma Tangible Book Value Per Share $13.10 $11.98 $11.16
Price / Pro Forma Net Income Per Share 41.67x 52.63x 62.50x
Price / Pro Forma Book Value Per Share 74.6% 81.7% 87.8%
Price / Pro Forma Tangible Book Value Per Share 76.3% 83.5% 89.6%
Pro Forma Total Shareholders' Equity / Total Assets 21.6% 22.8% 24.0%
Pro Forma Tangible Shareholders' Equity / Total Assets 21.1% 22.3% 23.5%

Pro Forma Offering Summary

Compared to the median of an appraisal peer group prepared by RP Financial,
Charter’s valuation represents a discount of 21% at the minimum, 14% at the midpoint and 8% at the maximum on a price to pro forma tangible book value basis
Peer market data as of 2/22/2013. Based on most recent quarter information.
[1] Appraisal Peer Group from prospectus, comprised of  ESSA, FDEF, BANC, FXCB, FRNK, HBOS, HBCP, OABC, RCKB, UBNK and WFD, as provided by RP Financial.
Price/
Earnings Book Value Tangible Book Value
Maximum
82.40x 87.8% 89.6%
Midpoint
68.50x 81.7% 83.5%
Minimum
55.77x 74.6% 76.3%
Appraisal Peer Group
[1]
Average
28.74x 100.4% 105.4%
Median
24.08x 96.2% 97.7%

Exchange of “Old” Charter Financial Common Stock

If you are a shareholder of “Old” Charter Financial, the existing publicly-traded mid-
tier holding company, your shares will be exchanged for new shares of “New”
Charter Financial
The number of shares that you will receive will be based on an exchange ratio, which will depend on the number of shares that are sold in the offering
The following table provides a summary of the exchange:
Shares of New Charter
Shares Shares Total Financial to be
Sold in Issued in Shares Received for 100 Equivalent
the the to be Exchange Existing Shares of Per Share
Offering Exchange Outstanding Raio
Old Charter Financial
(1)
Value
(2)
Minimum 11,475,000 6,781,928 18,256,928 1.0015 100 $10.02
Midpoint 13,500,000 7,978,739 21,478,739 1.1782 117 $11.78
Maximum 15,525,000 9,175,550 24,700,550 1.3550 135 $13.55
(1) Cash will be paid instead of issuing any fractional shares.
(2) Represents the value of shares of New Charter Financial common stock to be received in the conversion by a holder of one share of
“Old” Charter Financial, pursuant to the exchange ratio, based upon the $10.00 per share purchase price.

How to Order

Complete and sign the Stock Order Form
Payment
Enclose a check or money order
Authorize withdrawal from a CharterBank deposit account, other than those accounts with check-writing privileges and retirement accounts
Order form and payment must be received on or before 2:00 pm, Eastern Time,
March 19, 2013.
BY MAIL: Using the Stock Order Reply Envelope included in packages
BY HAND: To CharterBank’s executive office located at 1233 O.G. Skinner
Drive, West Point, GA.
BY OVERNIGHT DELIVERY: To Charter Financial Corporation, C/O Stifel
Nicolaus, Attn: Stock Information Center, 18 Columbia Turnpike, Florham Park,
NJ 07932

Stock Ownership Statement

All shares of Charter Financial Corporation common stock sold will be issued in book entry form and held electronically on the books of our transfer agent. Stock certificates will not be issued. A statement reflecting ownership of shares of common stock issued in the subscription and community offerings will be mailed by our transfer agent to the persons entitled thereto at the registration address noted by them on their stock order form as soon as practicable following consummation of the conversion. We expect trading in the stock to begin on the day of completion of the conversion and stock offering or the next business day. Until your account number reflecting ownership of common stock is available and the statement is mailed to purchasers, purchasers may not be able to sell the shares of common stock which they ordered, even though the common stock will have begun trading.
Your ability to sell the shares of common stock before receiving your statement will depend on arrangements you may make with a brokerage firm.

Questions?
Stock Information Center
18 Columbia Turnpike
Florham Park, New Jersey 07932
All Orders Should be Received by 2:00 p.m.
Eastern Time, March 19, 2013
Questions?
1-(877) 821-5778
10:00 a.m. to 4:00 p.m. Eastern Time, Monday - Friday

Investment Merits
Positioned to be opportunistic….
Favorable credit quality, robust capital position & increasing profitability
Ample supply of in-market acquisition candidates, both Whole Bank and FDIC-Assisted
Numerous would be acquirers side-lined
Experience in FDIC acquisitions
Existing infrastructure can support a larger balance sheet
Performing loan portfolio and capacity to reduce wholesale funding lessens pressure to make new loans in unsettled environment
Track record of returns to shareholders

Questions?
Stock Information Center
18 Columbia Turnpike
Florham Park, New Jersey 07932
All Orders Should be Received by 2:00 p.m.
Eastern Time, March 19, 2013
Questions?
1-(877) 821-5778
10:00 a.m. to 4:00 p.m. Eastern Time, Monday - Friday